UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 22, 2018

EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its
charter)

INDIANA
(State of incorporation or organization)

0-23264
(Commission file number)

35‑1542018
(I.R.S. Employer
Identification No.)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On February 22, 2018, subsidiaries of Emmis Communications Corporation (“Emmis” or the “Company”), entered into two separate Asset Purchase Agreements to sell KSHE (94.7 FM) and KPNT (105.7 FM) in St. Louis to Hubbard Radio (“Hubbard”) for $45 million, and KFTK (97.1 FM) and KNOU (96.3 FM) in St. Louis to Entercom Communications Corp (“Entercom”) for $15 million. Following approval by the Federal Communications Commission (the “FCC”) of the assignment of the stations’ FCC licenses and the satisfaction of other customary closing conditions, the transactions are expected in the Emmis’ first fiscal quarter. The Asset Purchase Agreements contain customary representations, warranties, covenants and indemnities.
In connection with the transactions, Hubbard and Entercom each entered into a Local Programming and Marketing Agreement (“LMA”) with Emmis pursuant to which Hubbard and Entercom will provide programming and sell advertising at the stations they intend to acquire. Each LMA is scheduled to commence March 1, 2018.
The foregoing description does not purport to be a complete statement of the terms and conditions of the transaction or the rights of the parties to the foregoing agreements, and is qualified in its entirety by reference to the text of the respective Asset Purchase Agreement and the Local Programming and Marketing Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4.
Proceeds, net of transaction-related expenses and estimated tax liabilities, are expected to be approximately $41 million, and will be used to repay term loans outstanding.

Item 7.01	Regulation FD Disclosure.
On February 23, 2018, Emmis issued a press release announcing the transaction described above. A copy of the press release is furnished herewith as Exhibit 99.1.
The following table summarizes certain operating results of our St. Louis radio stations for the years ended February 28(29), 2016 and 2017 and the nine months ended November 30, 2016 and 2017.

	For the year ended February 28 (29),		For the nine months ended November 30,
	2016	2017	2016	2017
	(amounts in 000's)
Net revenues	$21,297	$23,851	$18,650	$18,974
Station operating expenses, excluding depreciation and amortization expense	17,960	18,464	13,693	14,536
Depreciation and amortization	502	502	372	425
(Gain) loss on sale of assets	(1)	123	123	—
Impairment loss	1,677	1,293	—	—
Operating income	$1,159	$3,469	$4,462	$4,013

Item 9.01	Financial Statements and Exhibits.
(c)     Exhibits.

Exhibit No.	Description
10.1
Asset Purchase Agreement, dated as of February 22, 2018, by and among Emmis Radio, LLC, Emmis Radio License, LLC, and for limited purposes Emmis Communications Corporation, and Hubbard Radio St. Louis, LLC and St. Louis FCC License Sub, LLC, and for limited purposes, Hubbard Radio, LLC.

10.2	Local Programming and Marketing Agreement, dated as of February 22, 2018, by and among Emmis Radio, LLC, Emmis Radio License, LLC, and Hubbard Radio St. Louis, LLC.
10.3
Asset Purchase Agreement, dated as of February 22, 2018, by and among Emmis Radio, LLC, Emmis Radio License, LLC, and , and for limited purposes Emmis Communications Corporation, and Entercom Missouri, LLC and Entercom License, LLC, and for limited purposes, Entercom Communications Corp.

10.4	Local Programming and Marketing Agreement, dated as of February 22, 2018, by and among Emmis Radio, LLC, Emmis Radio License, LLC, and Entercom Missouri, LLC.
99.1	Press Release dated February 23, 2018, regarding the agreement to sell our St. Louis radio stations.
Note: Certain statements included in this Current Report on Form 8-K which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will,” “look” or “are subject to” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different media and technologies;
•loss of key personnel;
•increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;
•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•fluctuations in the market price of publicly traded or other securities;
•new or changing regulations of the Federal Communications Commission or other governmental agencies;
•enforcement of rules and regulations of governmental and other entities to which the Company is subject;
•changes in radio audience measurement methodologies;
•war, terrorist acts or political instability; and
•other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: February 23, 2018
	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary